SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐           Preliminary Proxy Statement
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☒           Definitive Proxy Statement
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☐           Soliciting Material under Rule 14a-12

BEL FUSE INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF
BEL FUSE INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Bel Fuse Inc. will be held at the Courtyard by Marriott, 540 Washington Boulevard, Jersey City, New Jersey 07310, on Tuesday, May 23, 2017, at 11:00 a.m., for the following purposes:

1.	To elect three directors for three-year terms and one director for a two-year term.

2.	To ratify the designation of Deloitte & Touche LLP to audit Bel's books and accounts for 2017.

3.	To approve, on an advisory basis, the executive compensation of the Company's named executive officers as described in this proxy statement.

4.	To vote, on an advisory basis, on how often the Company will conduct an advisory vote on executive compensation.

5.	To consider and act upon other matters which may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 28, 2017 as the date for determining the shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

COLIN DUNN, Secretary

Jersey City, New Jersey
April 11, 2017
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WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

THIS NOTICE AND THE ACCOMPANYING PROXY STATEMENT ARE FURNISHED TO THE HOLDERS OF THE COMPANY'S CLASS B COMMON STOCK, PAR VALUE $0.10 PER SHARE, FOR INFORMATIONAL PURPOSES.  HOLDERS OF CLASS B COMMON STOCK ARE NOT ENTITLED TO VOTE AT THE ANNUAL MEETING IN ACCORDANCE WITH THE COMPANY'S CERTIFICATE OF INCORPORATION, AS AMENDED.

BEL FUSE INC.
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PROXY STATEMENT
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The following statement is furnished to the holders of the Class A Common Stock, par value $0.10 per share (the "Class A Common Stock"), of Bel Fuse Inc. ("Bel" or the "Company"), a New Jersey corporation with its principal executive offices at 206 Van Vorst Street, Jersey City, New Jersey 07302, in connection with the solicitation by the Board of Directors of Bel of proxies to be used at Bel's Annual Meeting of Shareholders.  The Annual Meeting will be held at the Courtyard by Marriott, 540 Washington Boulevard, Jersey City, New Jersey 07310, on Tuesday, May 23, 2017 at 11:00 a.m.  This proxy statement is also furnished to the holders of Bel's Class B Common Stock, par value $0.10 per share (the "Class B Common Stock"), for informational purposes.  Holders of Class B Common Stock are not entitled to vote at the Annual Meeting in accordance with Bel's Certificate of Incorporation, as amended (the "Certificate of Incorporation").  This proxy statement and, as to holders of the Class A Common Stock, the enclosed form of proxy, are first being sent to shareholders on or about April 11, 2017. As used in the remainder of this proxy statement, unless otherwise indicated, the term "shareholders" shall refer to the holders of Bel's Class A Common Stock.

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 23, 2017:  This proxy statement and our annual report are available at www.belfuse.com.

Voting; Revocation of Proxies

A form of proxy is enclosed for use at the Annual Meeting if a shareholder is unable to attend in person.  Each proxy may be revoked at any time before it is exercised by giving written notice to the secretary of the meeting.  A subsequently dated proxy will, if properly presented, revoke a prior proxy. Any shareholder may attend the meeting and vote in person whether or not he has previously given a proxy.  All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the form of proxy.  If a proxy is signed but no specification is given, the shares will be voted "FOR" the Board's nominees to the Board of Directors, "FOR" the ratification of the designation of Deloitte & Touche LLP to audit Bel's books and accounts for 2017, "FOR" the approval, on an advisory basis, of the executive compensation of the Company's named executive officers and for the Company holding an advisory vote on executive compensation "EVERY YEAR".

Proxy Solicitation

The entire cost of soliciting these proxies will be borne by Bel. In following up on the original solicitation of the proxies by mail, Bel may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock held of record by such persons and may reimburse them for their expenses in so doing.  If necessary, Bel may also use its officers and their assistants to solicit proxies from the shareholders, either personally or by telephone or special letter.

Vote Required; Shares Entitled To Vote; Principal Shareholders

The presence in person or by proxy of holders of a majority of the outstanding shares of the Company's Class A Common Stock will constitute a quorum for the transaction of business at the Company's Annual Meeting. Assuming that a quorum is present, the election of directors will require the affirmative vote of a plurality of the shares of Class A Common Stock represented and entitled to vote at the Annual Meeting and approval of Proposal 2 (ratification of the designation of Deloitte & Touche LLP to audit Bel's books and accounts for 2017) will require the affirmative vote of a majority of the votes cast with respect to such proposal. With respect to Proposal 3, the affirmative vote of a majority of the votes cast will constitute the shareholders' non-binding approval of the advisory vote on our named executive officers' compensation.  With respect to Proposal 4, the option of one year, two years or three years that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by the shareholders on an advisory basis.  For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those cast "for" or "against" will be included.  Abstentions and broker non-votes will be counted only for the purpose of determining whether a quorum is present at the Annual Meeting.  Broker non-votes occur when brokers who hold their customers' shares in street name submit proxies for such shares on some matters, but not others.  Generally, this would occur when brokers have not received any instructions from their customers.  In these cases, the brokers, as the holders of record, are permitted to vote on "routine" matters, which typically include the ratification of the independent auditors, but not on non-routine matters. Holders of Class A Common Stock are not entitled to cumulative voting in the election of directors.

Holders of record of the Class A Common Stock at the close of business on March 28, 2017 (the record date fixed by the Board of Directors) will be entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the record date, there were 2,174,912 shares of Class A Common Stock outstanding. However, as a result of protective provisions in the Company's Certificate of Incorporation described below, the voting rights of one shareholder of the Company, GAMCO Investors, Inc. et al. ("GAMCO"), have been suspended and all of the shares of Class A Common Stock beneficially owned by such shareholder will not be included in determining the number of shares entitled to vote at the Annual Meeting.  According to filings made by GAMCO with the Securities and Exchange Commission, such shareholder beneficially owned in the aggregate 503,600 shares of Class A Common Stock on the record date.  Accordingly, a total of 1,671,312 shares of Class A Common Stock will be entitled to vote at the Annual Meeting, each of which will be entitled to one vote on all matters to come before the meeting.

The Company's Certificate of Incorporation provides that if a shareholder, other than shareholders subject to specific exceptions, acquired (after the date of the Company's 1998 recapitalization) 10% or more of the outstanding Class A Common Stock and does not own an equal or greater percentage of all then outstanding shares of both Class A and Class B Common Stock (all of which must have been acquired after the date of the 1998 recapitalization), such shareholder must, within 90 days of the trigger date, purchase shares of Class B Common Stock in an amount and at a price determined in accordance with a formula described in the Certificate of Incorporation, or forfeit its right to vote its shares of Class A Common Stock.  As of the record date, to the Company's knowledge, GAMCO beneficially owned in excess of 10% of the outstanding shares of Class A Common Stock with no ownership of the Company's Class B Common Stock and with no basis for exception from the operation of these provisions.  In order to vote its shares at the Annual Meeting, this shareholder was required to either purchase the required number of shares of Class B Common Stock or sell or otherwise transfer shares of Class A Common Stock until its Class A holdings were under 10%.  As of the record date, to the Company's knowledge, GAMCO has not taken the required actions and, accordingly, the voting rights of GAMCO are currently suspended.

The Company's management is not aware of any individual or entity that owned of record or beneficially more than 5% of the Class A Common Stock as of the record date other than Daniel Bernstein, the Estate of Howard B. Bernstein, FMR LLC ("FMR"), GAMCO, Royce & Associates, LLC (which owns more than 5% after the holdings of GAMCO are subtracted from the number of shares of Class A Common Stock outstanding on the record date, but not before such shares are subtracted from the outstanding shares), Dimensional Fund Advisors LP and TETON Westwood Funds-TETON Westwood Mighty Mites Fund. Daniel Bernstein is President, Chief Executive Officer and a Director of the Company.  The business address for Daniel Bernstein is 206 Van Vorst Street, Jersey City, New Jersey 07302. Howard Bernstein, a former officer and director of the Company and Daniel Bernstein's uncle, died on March 14, 2017. The following table provides information regarding the beneficial ownership of Class A Common Stock by the Estate of Howard B. Bernstein, Dimensional Fund Advisors LP, Royce & Associates, LLC, TETON Westwood Funds – TETON Westwood Mighty Mites Fund, FMR and GAMCO. For information regarding the number of shares beneficially owned by Daniel Bernstein, see "Election of Directors - Beneficial Ownership of the Company's Stock".

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Class Whose Voting Rights Were Not Suspended

Estate of Howard B. Bernstein 206 Van Vorst Street Jersey City, NJ 07302	140,000(1)	6.44%	8.38%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	115,972(2)	5.33%	6.94%

Royce & Associates, LLC	90,055(3)	4.14%	5.39%
1414 Avenue of the Americas
New York, NY 10019
TETON Westwood Funds – TETON Westwood Mighty Mites Fund One Corporate Center Rye, NY 10580	172,800(4)	7.95%	10.34%
FMR LLC 245 Summer Street Boston, MA 02210 GAMCO Investors, Inc. et al. One Corporate Center Rye, NY 10580-1435	111,000(5) 503,600(6)	5.10% 23.15%	6.64% 0.00%
________________

(1)
Pursuant to a filing made by Howard B. Bernstein with the Securities and Exchange Commission on February 14, 2017, Mr. Bernstein, and upon his death his Estate, is the beneficial owner of the shares listed above.  The Estate of Howard Bernstein has sole power to vote, or to direct the vote, and sole power to dispose, or to direct the disposition, with respect to the shares beneficially owned by it.  The filing indicated that such shares represented 6.44% of the outstanding shares.  However, as a result of the suspension of voting rights of one other shareholder, the Estate's percentage of the voting shares is 8.38%.

(2)
Pursuant to a filing made by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 9, 2017, Dimensional Fund Advisors LP, a registered investment adviser, is the beneficial owner of the shares listed above as the result of acting as investment advisor to its clients, who have the right to direct the receipt of dividends, to receive dividends from such shares and to receive the proceeds from the sale of such shares.  The filing indicated that such shares represented 5.33% of the outstanding shares.  However, as a result of the suspension of voting rights of one other shareholder, Dimensional Fund Advisor LP's percentage of the voting shares is 6.94%.

(3)
Pursuant to a filing made by Royce & Associates, LLC with the Securities and Exchange Commission on February 3, 2016, Royce & Associates, LLC, a registered investment adviser, is the beneficial owner of the shares listed above as the result of acting as investment advisor to its clients, who have the right to direct the receipt of dividends, to receive dividends from such shares and to receive the proceeds from the sale of such shares.  The filing indicated that such shares represented 4.14% of the outstanding shares.  However, as a result of the suspension of voting rights of one other shareholder, Royce & Associates, LLC's percentage of the voting shares is 5.39%.

(4)
Pursuant to a filing made by TETON Westwood Funds – TETON Westwood Mighty Mites Fund with the Securities and Exchange Commission on January 26, 2017, TETON Westwood Funds – TETON Westwood Mighty Mites Fund, a registered investment company, is the beneficial owner of the shares listed above as a result of its proxy voting committee exercising sole voting power and sole dispositive power over such shares.  The filing indicated that such shares represented 7.95% of the outstanding shares.  However, as a result of the suspension of voting rights of one other shareholder, TETON Westwood Funds – TETON Westwood Mighty Mites Fund's percentage of the voting shares is 10.34%.

(5)
Pursuant to a filing made by FMR and Abigail P. Johnson, as reporting persons, with the Securities and Exchange Commission on February 14, 2017, FMR Co., Inc., 245 Summer Street, Boston, MA 02210, a wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of 111,000 shares, or 5.10%, of the Class A Common Stock as the result of acting as investment advisor to various investment companies.  The filing indicated that such shares represented 5.10% of the outstanding shares. However, as a result of the suspension of voting rights of one other shareholder, FMR's percentage of the voting shares is 6.64%.  Abigail P. Johnson is a director, Chairman and the Chief Executive Officer of FMR.  The filing states that the sole power to vote these shares resides with the boards of trustees of the various funds managed by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR.

(6)
Pursuant to a filing made by GAMCO with the Securities and Exchange Commission on January 20, 2017, Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer beneficially own 503,600 shares of Class A Common Stock.  The filing discloses that the beneficial ownership of two of such investment companies is as follows:  Gabelli Funds, LLC:  284,000 shares (or 13.06%) and GAMCO Asset Management Inc.:  219,600 shares (or 10.10%).  According to such filing, each of the Reporting Persons and Covered Persons (as defined in the filing) has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the securities reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have the authority to vote 47,000 of its reported shares, (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares of Bel held by the Funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in Bel and, in that event, the proxy voting committee of each Fund shall respectively vote that Fund's shares, (iii) at any time, the proxy voting committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli, GAMCO Investors, Inc., Associated Capital Group, Inc. and GGCP, Inc. is indirect with respect to securities beneficially owned directly by other Reporting Persons. As explained above, all of such 503,600 shares may not be voted at the Annual Meeting and are not included in the total number of shares entitled to vote at the meeting.  If GAMCO's voting rights had not been suspended and such shares had been so included, they would have represented 23.15% of the outstanding shares.

2018 Annual Meeting; Nominations

Shareholders intending to present proposals at the 2018 Annual Meeting of Shareholders must deliver their written proposals to the Company no later than December 12, 2017 in order for such proposals to be eligible for inclusion in the Company's proxy statement and proxy card relating to next year's meeting and no later than February 25, 2018 in order for such proposals to be considered at next year's meeting (but not included in the proxy statement for such meeting).  The Company's Nominating Committee charter describes procedures for nominations to be submitted by shareholders and other third-parties.  (See "Board of Directors - Nominating Committee Matters.")

PROPOSAL 1

ELECTION OF DIRECTORS

The Company's directors are elected on a staggered term basis, with each class of directors being as nearly equal as possible, and standing for re-election once in each three-year period.  At the Annual Meeting, the holders of the Class A Common Stock will elect three directors for three-year terms and one director for a two-year term.  Each of the Board's nominees has consented to be named in this proxy statement and to serve as a director if elected.

Unless a shareholder either indicates "withhold authority" on his proxy or indicates on his proxy that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election as directors of the nominees listed below to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified. Discretionary authority is also solicited to vote for the election of a substitute or substitutes for said nominees if any of them, for any reason presently unknown, cannot be a candidate for election.

The following sets forth information as of April 1, 2017 concerning the nominees for election to the Board of Directors and comparable information with respect to those directors whose terms of office will continue beyond the date of the Annual Meeting. Unless otherwise indicated, positions have been held for more than five years.

NOMINEES FOR DIRECTOR FOR A TERM TO EXPIRE AT THE 2020 ANNUAL MEETING

Name	Age	Director Since	Business Experience

Avi Eden	69	2004
Independent Consultant for Business Development Matters, including mergers and acquisitions for companies in the electronics industry (2004 to present); Retired Vice Chairman and Executive Vice President of Vishay Intertechnology, Inc. (a manufacturer of discrete semiconductors and passive electronic components) (1996 to 2003).

Robert H. Simandl	88	1967
Practicing Attorney; Member of the law firm of Simandl & Gerr (January 1992 to January 1995); member of the law firm of Robert H. Simandl, Counselor of Law (prior years); Secretary of the Company (prior years to May 2003).

Norman Yeung	62	2013
Retired; CEO of YEL Electronics Hong Kong Ltd. (1992 to 2008); founder of AVX Asia Ltd. (an electronics component company); former board member and Corporate Vice President of AVX Corporation (a manufacturer of electronic components).

NOMINEE FOR DIRECTOR FOR A TERM TO EXPIRE AT THE 2019 ANNUAL MEETING

Name	Age	Director Since	Business Experience

Vincent Vellucci	67	2016
Retired; various positions at Arrow Electronics, Inc. (a global distributor of electrical components) for over 45 years, through January 2014, including President of Arrow's Global Specialty Businesses Division (January 2013 to January 2014) and President of Arrow's Americas Components Division (March 2010 through January 2013).

CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 2019 ANNUAL MEETING

Name	Age	Director Since	Business Experience

Daniel Bernstein	63	1986	President (June 1992 to present) and Chief Executive Officer (May 2001 to present) of the Company; Vice President and Treasurer of the Company (prior years to June 1992).
Peter Gilbert	69	1987	Retired; Former President and Chief Executive Officer of Gilbert Manufacturing Co., Inc. (a manufacturer of electrical components).

CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 2018 ANNUAL MEETING

Name	Age	Director Since	Business Experience

John F. Tweedy	71	1996
Member and operating manager of Tweedy Financial Services, LLC (a financial consulting firm) (January 2007 to present); independent consultant (February 2000 to present); Director of Public Relations of GlobeSpan Semiconductor Inc. (supplier of semiconductor integrated circuit products) (January 1999 to February 2000); Director of Corporate Communications of Standard Microsystems Corp. (supplier of semiconductor integrated circuit products) (July 1995 to January 1999); Deputy Mayor (April 2011 to April 2015) and Trustee (April 2011 to March 2017) of the Village of Bellerose, New York.

Mark B. Segall	54	2011
Senior Managing Director of Kidron Corporate Advisors LLC (a New York-based mergers and acquisitions corporate advisory firm), founded by Mr. Segall (2003 to present); Chief Executive Officer of Kidron Capital Advisors LLC (a registered broker-dealer) (2003 to present); Co-Chief Executive Officer of Investec, Inc. (2001 to 2003); head of investment banking and general counsel at Investec Inc. (1999 to 2001); Partner at the law firm of Kramer, Levin, Naftalis & Frankel LLP (1996 to 1999); Director of Global City Holdings N.V. (Chairman of the Board since 2014);  Director of  Ronson Europe N.V. (2008 to February 2017; Chairman of the Board from 2011 to February 2017); Director of Temco Service Industries, Inc. (February 2011 to January 2016).

Eric Nowling	60	2014
Sr. Vice President and Corporate Controller (December 2015 to present) and Vice President of Global Accounting (February 2008 to December 2015) for Verint Systems Inc. (a supplier of software and hardware products for business intelligence and security intelligence); served in various positions, including Vice President, Controller, Chief Accounting Officer and as CFO for Standard Microsystems Corporation (supplier of semiconductor integrated circuit products) (September 1986 to April 2006).

Board Qualifications

The Company's Board does not have a formal policy of considering diversity in identifying potential director candidates.  The Board takes into account many factors in the process of identifying such candidates, including the individual's understanding of the Company's business on a technical level, knowledge about and experience in the Company's industry, understanding of finance, marketing and other areas that are relevant to the success of the Company in the current business environment and the candidate's ability to make independent analytical inquiries of other Board members and of management.  See also "Nominating Committee Matters - Qualifications" and the charter of such committee for a description of the qualifications the Company's directors must possess.  The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best serve the Company and represent the shareholders' interests.

The Board considered the following attributes in determining that each nominee and continuing director is qualified to serve as a director of the Company:

Mr. Bernstein's knowledge of Bel and its operations, gained over his 35 years of service to the Company, and the leadership he has demonstrated as President (since June 1992), Chief Executive Officer (since May 2001) and through his prior positions with the Company as Vice President of Operations and Director of Sales for the Fuse Division, coupled with his achievement of an MBA degree from Baruch College, led the Board to conclude that this individual is fully qualified as a director of the Company.

Mr. Eden has had experience as an independent consultant for various businesses, including advice provided in connection with mergers and acquisitions to companies in the electronics industry. As former Executive Vice President and Vice Chairman of the Board of Vishay Intertechnology, Inc., he was an integral part of growing Vishay into over a billion dollar company.  This business experience, in addition to his achievement of his law degree from Harvard Law School, led the Board to conclude that this individual should serve as a director of the Company.

Mr. Gilbert's experience in the Company's industry, as president and chief executive officer and a director of his own electrical components manufacturing business, his knowledge of Bel gained through his service as a director of the Company since 1987, his experience gained by serving as a director on various other boards, and his achievement of an MBA degree from Columbia University led the Board to conclude that this individual should serve as a director of the Company.

Mr. Nowling's 35 years of accounting and financial management experience, including his service in senior financial management positions at two publicly-traded technology companies for more than 25 years, and his educational accomplishments led the Board to believe that this individual should serve as a director of the Company.  Mr. Nowling is currently Sr. Vice President and Corporate Controller and chief accountant for a $1.0 billion technology company.  Mr. Nowling holds a B.S. degree in Economics (magna cum laude), from the University of Pennsylvania's Wharton School of Business and is a CPA in the State of New York.

Mr. Segall has an extensive background in mergers and acquisitions, including his experience as the Senior Managing Director and founder of Kidron Corporate Advisors LLC, a mergers and acquisitions corporate advisory boutique firm.  Mr. Segall received an AB in History from Columbia University and a JD from New York University Law School.  His financial and investment banking experience, his educational background and the fact that he is an attorney all led the Board to conclude that he should serve as a director of Bel.

Mr. Simandl has over 60 years of experience as a practicing attorney, and has served as a director of Bel since 1967.  Mr. Simandl has a B.A. degree from Lafayette College and an LLB degree from Rutgers School of Law.  His educational background and extensive years as a practicing attorney led the Board to conclude that this individual should serve as a director of the Company.

Mr. Tweedy's business experience includes various positions held in corporate communications and public relations of companies in the electronics industry. This business experience, in addition to his knowledge and understanding of complex financial matters gained as an owner and operating manager of a financial consulting firm and his achievement of an MBA degree in business administration from Adelphi University, and a BSEE degree in engineering from Manhattan College, led the Board to conclude that this individual should serve as a director of the Company.

Mr. Vellucci has over 45 years of experience at Arrow Electronics, most recently serving as President of Arrow's Global Specialty Businesses and prior to that position, as President of Americas Components where he was responsible for restructuring the Americas Electronics Components Division.  Prior to these positions, he served as Senior Vice President, Sales and he also held leadership positions in the emerging customer business unit, the military-aerospace business unit and in semiconductor marketing.  Over the span of his career he has been instrumental in various business transformation initiatives including mergers and acquisitions and strategic market analysis.  Mr. Vellucci has an educational background in marketing and attended the General Manager Program for Executives at the Harvard Business School.  These qualifications led the Board to conclude that this individual should serve as a director of the Company.

Mr. Yeung is the founder and retired CEO of YEL Electronics Hong Kong Ltd., an electronic components distributor in China.  Mr. Yeung's background in the operational aspects of the electronics industry, particularly in China where Bel has a significant amount of its manufacturing facilities, and his educational background which includes his receiving a BSEE degree from UCLA, led the Board to conclude that this individual should serve as a director of the Company.

Executive Officers

The following sets forth information as of April 1, 2017 concerning the Company's executive officers. Unless otherwise indicated, positions have been held for more than five years.

Name and Age	Officer Since	Positions and Offices with the Company/Business Experience
Daniel Bernstein, 63	1985	President, Chief Executive Officer and Director
Colin Dunn, 72	1992	Vice President of Finance, Treasurer, and Secretary
Dennis Ackerman, 54	2001	President of Bel Power Solutions (June 2014 to present); Vice President of Operations
Raymond Cheung, 60	2007	Vice President Asia Operations
Peter Bittner III, 47	2015	President of Bel Connectivity Solutions (May 2015 to present)

Mr. Bernstein has served the Company as President since June 1992 and as Chief Executive Officer since May 2001.  He previously served as Vice President (1985-1992) and Treasurer (1986-1992) and has served as a Director since 1986. He has occupied other positions with the Company since 1978.  He is currently a director of Bel Fuse Inc., Cinch Connectors, Inc., Bel Transformer Inc., Bel Power Inc. and Bel Stewart GmbH.

Mr. Dunn joined the Company in 1991 as Finance Manager and in 1992 was named Vice President of Finance and Treasurer.  He was appointed Secretary of the Company in May 2003. He is currently a director of Bel Fuse Ltd., Bel Fuse (Macao Commercial Offshore) Limited, Bel Stewart s.r.o., Cinch Connectors, Inc. and Cinch Connectors Ltd. Mr. Dunn is also a managing director of Bel Stewart GmbH and a managing director of TRP Connector B.V.  Prior to joining the Company, Mr. Dunn was Vice President of Finance and Operations at Kentek Information Systems, Inc. from 1985 to 1991 and had previously held a series of senior management positions with Braintech Inc. and Weyerhaeuser Company. Mr. Dunn has an MBA degree from Yale University.  As announced in a press release on February 17, 2017, Mr. Dunn will be retiring from the Company effective May 23, 2017.

Mr. Ackerman joined the Company in 1986 and has held the positions of Customer Service Manager, Sales Manager, Purchasing Manager and Operations Manager.  In 2001, he was named Vice President of Operations and in June 2014, he was named President of Bel Power Solutions, Inc.  In addition, Mr. Ackerman is currently a director of Dongguan Transpower Electric Products Company Limited.  Mr. Ackerman has an MBA degree from Fairleigh Dickinson University.

Mr. Cheung joined the Company in 1990 and has served as a Regional Sales Manager and as Director of Sales for Asia.  In October 2007, he was appointed Vice President Asia Operations.  Mr. Cheung is currently a director of Bel Fuse (Macao Commercial Offshore) Limited and TRP Connector B.V.  Prior to joining the Company, Mr. Cheung worked as a Design and Project Engineer at Astec Power Computer Products, and as a Technical Sales Manager at Asian Sources Magazine.

Mr. Bittner began his career in 1991 at Stewart Connector Systems.  He joined Insilco Technologies, Stewart Connector's parent company, in 1999, serving as Industry Marketing Manager.  Following Insilco's acquisition by Bel in 2003, Mr. Bittner was named General Manager of Stewart Connector.  Mr. Bittner assumed responsibility for the acquired businesses of Cinch Connectors, Gigacom Interconnect, Array Connector and Fibreco from their respective dates of acquisition.  In May 2015, Mr. Bittner was named President of Bel Connectivity Solutions.  He holds a Bachelor of Science degree in Business Management.

Beneficial Ownership of the Company's Stock

The following table sets forth certain information regarding the ownership of Bel's Class A Common Stock and Class B Common Stock as of March 28, 2017 by (a) each director and nominee; (b) the Company's Chief Executive Officer, Vice President of Finance and Treasurer, and our only three other executive officers for 2016 whose compensation exceeded $100,000 (these five persons are referred to herein as the "Named Officers") and (c) all directors and executive officers as a group.  Unless otherwise stated in the footnotes following the table, the nominees, directors and Named Officers listed in the table have sole power to vote and dispose of the shares which they beneficially owned as of March 28, 2017.  The percentage for the Class A Common Stock represents the percent of the Class whose voting rights were not suspended.  See "Vote Required; Shares Entitled to Vote; Principal Shareholders".

	Aggregate Number of Shares Beneficially Owned (1)
	Class A Common Stock		Class B Common Stock
	No. of Shares	Percent of Class Whose Voting Rights Were Not Suspended	No. of Shares	Percent of Outstanding Shares
Daniel Bernstein(2)	353,204	21.1	143,038	1.4
Avi Eden(3)	--	*	12,000	*
Peter Gilbert(4)	500	*	16,000	*
Eric Nowling(5)	--	*	4,000	*
Mark Segall(6)	--	*	8,000	*
Robert H. Simandl(7)	1,585	*	16,755	*
John F. Tweedy(8)	250	*	16,650	*
Vincent Vellucci(9)	--	*	4,000	*
Norman Yeung(10)	--	*	4,000	*
Colin Dunn(11)	2,637	*	31,759	*
Dennis Ackerman(12)	853	*	21,095	*
Raymond Cheung(13)	158	*	28,825	*
Peter Bittner III(14)	--	*	13,161	*
All directors, nominees and executive officers as a group (13 persons)(15)	359,187	21.4	319,284	3.2

(1)
As of March 28, 2017, there were 2,174,912 and 9,846,502 shares of Class A Common Stock and Class B Common Stock outstanding, respectively.  A total of 1,671,312 shares of Class A Common Stock are entitled to vote at the Annual Meeting (the voting rights of one shareholder owning an aggregate of 503,600 shares of Class A Common Stock have been suspended).

(2)
The shares of Class A Common Stock beneficially owned by Mr. Bernstein include 1,583 shares allocated to Mr. Bernstein in the Company's 401(k) Plan over which he has voting but no investment power.  The shares of Class B Common Stock beneficially owned by Daniel Bernstein include 59,052 shares owned by a family limited liability company of which Mr. Bernstein and his children are members, 55,939 shares owned by a trust in which Mr. Bernstein is a beneficiary, 10,047 shares allocated to Mr. Bernstein in the Company's 401(k) Plan over which he has no voting or investment power and 18,000 shares of restricted stock.

(3)	The shares of Class B Common Stock beneficially owned by Mr. Eden include 4,000 shares of restricted stock.

(4)	The shares of Class B Common Stock beneficially owned by Mr. Gilbert include 1,250 shares held of record by Mr. Gilbert's wife and 4,000 shares of restricted stock.

(5)	The shares of Class B Common Stock beneficially owned by Mr. Nowling include 3,000 shares of restricted stock.

(6)	The shares of Class B Common Stock beneficially owned by Mr. Segall include 5,000 shares of restricted stock.

(7)
The shares of Class A Common Stock beneficially owned by Mr. Simandl include 1,200 shares held of record by Mr. Simandl's wife.  The shares of Class B Common Stock beneficially owned by Mr. Simandl include 3,600 shares held of record by Mr. Simandl's wife and 4,000 shares of restricted stock.

(8)	The shares of Class B Common Stock beneficially owned by Mr. Tweedy include 4,000 shares of restricted stock.

(9)	The shares of Class B Common Stock beneficially owned by Mr. Vellucci consist of 4,000 shares of restricted stock.

(10)	The shares of Class B Common Stock beneficially owned by Mr. Yeung include 3,000 shares of restricted stock.

(11)
The shares of Class A Common Stock beneficially owned by Mr. Dunn include 887 shares allocated to him in the Company's 401(k) Plan over which he has voting but no investment power.  The shares of Class B Common Stock beneficially owned by Mr. Dunn include 5,259 shares allocated to him in the Company's 401(k) Plan over which he has no voting or investment power and 5,000 shares of restricted stock.

(12)
The 853 shares of Class A Common Stock beneficially owned by Mr. Ackerman are allocated to him in the Company's 401(k) Plan; he has voting but no investment power with respect to these shares.  The shares of Class B Common Stock owned by Mr. Ackerman include 6,095 shares allocated to him in the Company's 401(k) Plan over which he has no voting or investment power and 15,000 shares of restricted stock.

(13)
The 158 shares of Class A Common Stock beneficially owned by Mr. Cheung are allocated to him in the Far East Retirement Plan (as described under "Other Non-Performance Benefit Plans" within the Executive Compensation section of this Proxy Statement); he has voting but no investment power with respect to these shares.  The shares of Class B Common Stock beneficially owned by Mr. Cheung include 825 shares allocated to him in the Far East Retirement Plan over which he has no voting or investment power and 13,000 shares of restricted stock.

(14)
The shares of Class B Common Stock beneficially owned by Mr. Bittner include 1,661 shares allocated to him in the Company's 401(k) Plan over which he has no voting or investment power and 11,500 shares of restricted stock.

(15)
Includes 3,481 and 23,888 shares of Class A Common Stock and Class B Common Stock, respectively, allocated in the Company's 401(k) Plan and Far East Retirement Plan over which such persons have with respect to the Class A Common Stock, voting but no investment power, and with respect to the Class B Common Stock, no voting or investment power.  The Class B Common Stock also includes 93,500 restricted shares.

*	Shares constitute less than one percent of the shares of Class A Common Stock or Class B Common Stock outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and greater than ten percent beneficial owners to file with the Securities and Exchange Commission certain reports regarding such persons' ownership of the Company's securities.  Directors, officers and greater than ten percent beneficial owners are required by applicable regulations to furnish Bel with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms or information furnished to Bel, the Company believes that all 2016 filing requirements applicable to its directors, officers and greater than ten percent beneficial owners were satisfied on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

This Compensation Discussion and Analysis ("CD&A") explains the material elements of our executive compensation program by describing the following:

•	the objectives of the issuer's compensation programs;
•	the conduct that the compensation programs are designed to reward;
•	the elements of the compensation program;
•	the rationale for each of the elements of the compensation program;
•	how the issuer determines the amount (and, where applicable, the formula) for each element of the compensation program; and
•	how each element and the issuer's decisions regarding that element fit into the issuer's overall compensation objectives and affect decisions regarding other elements of the compensation program.

Overview

We are engaged in a very competitive industry worldwide, with relatively low barriers to competitive entry in the electronic products market. Just as stock prices in our industry tend to be volatile, our customers' demand for our products varies significantly from year to year. We have only limited visibility as to future customer requirements.  For this reason, we have found it necessary to keep our overhead relatively low so that we can operate effectively even when demand for our products weakens. In the area of compensation, we seek to control salaries as best we can and focus our incentives on other elements that can vary from year to year with our performance. Our goal is to compensate our Named Officers at levels that will enable us to retain their services while retaining control over our overhead.

Our performance-based elements of compensation are salary, bonuses and long-term stock incentive compensation.  Other non-performance elements of compensation consist of retirement benefits, certain other plan benefits and certain perquisites.  In order to effectively control overhead costs in times of volatile product demand, our executive compensation philosophy is to limit annual increases in base salaries and to supplement the overall compensation package with annual bonuses in amounts that are primarily dependent upon the Company's financial performance for the period.

We compete in our industry on the basis of product performance, quality, reliability, depth of product line, customer service, technological innovation, design, delivery time and price. Our compensation structure is intended to reward and incentivize the types of performance which improve our ability to excel in these areas, as well as performance which enhances our overall financial stability and global presence.

Compensation Elements

Salary

We pay salaries to our Named Officers in order to provide a base compensation to them for their day-to-day responsibilities in managing our business. We do not rely upon consultants to set our salaries, to establish salary ranges or to provide advice regarding other compensation matters, nor do we engage in any benchmarking activities. The Company views base salary simply as a fixed component of overall compensation, with a large variable portion being derived from annual bonuses as described below.

In terms of overall compensation, our Chief Executive Officer receives salary recommendations from our U.S. management team and our Far East management team. Our Chief Executive Officer then formulates his own recommendations which he presents to our Compensation Committee. Our Chief Executive Officer does not participate in the deliberations regarding his own salary, but does participate in discussions regarding salary levels for our other Named Officers. Salary levels are typically reviewed in December, and adjusted from time to time after taking into account overall Company performance as well as team performance.  The base salaries in place for the Named Officers during 2014 were as follows:

Daniel Bernstein	$300,000
Colin Dunn	$225,000
Dennis Ackerman	$215,000
Raymond Cheung	$200,000

In December 2014, the Compensation Committee implemented a base salary increase for the Chief Executive Officer and the Chief Executive Officer recommended base salary increases to the Compensation Committee for the other Named Officers.  The Compensation Committee implemented a salary increase for the Chief Executive Officer and approved the proposed base salaries for the four other Named Officers effective January 1, 2015 as set forth below.  There were no further base salary increases implemented for the Chief Executive Officer or the other Named Officers during 2016.

Daniel Bernstein	$400,000
Colin Dunn	$310,000
Dennis Ackerman	$300,000
Raymond Cheung	$250,000
Peter Bittner III*	$200,000

* Mr. Bittner became a Named Officer in May 2015

Bonus

Bel has a Company-performance based bonus plan that a broad base of associates participate in.  Financial results are monitored on a quarterly basis by the Chief Executive Officer, the Vice President of Finance, the President of Bel Power Solutions and the President of Bel Connectivity Solutions.  Management utilizes net income as the financial measure in evaluating the Company's performance as compared to prior quarters.  Based on the quarterly review, a bonus accrual may be established by the Compensation Committee based on recommendations from the Chief Executive Officer, the Vice President of Finance, the President of Bel Power Solutions and the President of Bel Connectivity Solutions.  At the end of each year in which a bonus accrual has been established, the Compensation Committee receives recommendations from the Chief Executive Officer with respect to the payment of specific bonuses to specific individuals, based upon the overall size of that year's bonus pool as well as individuals' respective participation in achieving team objectives throughout the year. The decision to grant bonuses is ultimately made by the Company's Compensation Committee.  The target bonus payment for Bel's key executives (including the Named Officers, in addition to other key executives) is 4-6 months of their annual salary; however, this varies dependent upon the bonus pool established during the year and may vary by individual based on extenuating circumstances.

During each of the past three years, an overall bonus pool was allocated among executives, management, and technical and administrative employees of the Company based on number of weeks pay, in accordance with their respective contributions to our corporate performance.  In 2016, of a total bonus pool of $4.6 million, $1,179,232 was allocated to our Named Officers and reflected forty-two weeks' pay for each Named Officer.  In 2015, of a total bonus pool of $2.6 million, $673,847 was allocated to our Named Officers and reflected twenty-four weeks pay for each Named Officer.  In 2014, of a total bonus pool of $4.0 million, $578,461 was allocated to our Named Officers and reflected thirty-two weeks pay for each Named Officer.

Long-Term Stock Incentive Compensation

Our 2011 Equity Compensation Program, as approved by our shareholders at the 2011 Annual Meeting, permits us to issue four types of non-cash awards based on our Class B Common Stock:  restricted stock grants, incentive stock options, non-qualified stock options and stock appreciation rights. For the past several years, we relied upon restricted stock awards as our primary form of long-term stock incentive compensation.

On May 17, 2016, we granted shares or restricted stock to several of our associates, including Mr. Bittner, who was granted 10,000 shares of restricted stock.  On November 15, 2016, we granted restricted shares to several of our associates, including three of our Named Officers: 12,000 shares of restricted stock were granted to Mr. Bernstein and 10,000 shares of restricted stock were granted to each of Mr. Ackerman and Mr. Cheung.  The shares awarded are earned in 25% increments on the second, third, fourth and fifth anniversaries of the grant date, provided the employee has remained employed by the Company through such anniversary dates; otherwise the unearned shares are forfeited.  We did not grant any restricted stock awards to any of our Named Officers during 2014 or 2015.  While our 2011 Equity Compensation Program does not preclude the grant of restricted shares on an annual basis, the Compensation Committee concluded that given the structure and amount of the restricted stock awards previously made, there was no need to grant additional restricted stock awards to the Named Officers during 2014 or 2015.

Generally, our experience has been to consider restricted stock awards at the quarterly director meetings, as opposed to granting options and stock awards throughout the year. By making our grant determinations at specific times each year, we avoid even an appearance of coordinating grants with release dates of material information not previously disclosed to the public.

Our 2011 Equity Compensation Program is designed to help attract and retain superior individuals for positions of substantial responsibility within our Company and to provide these persons with an additional incentive to contribute to the success of our Company, all of which we expect will result in increased shareholder value. Restricted stock grants are awards of actual shares of our common stock, without any initial cost to the associate, but subject to a vesting restriction. The shares cannot be sold or transferred until the restriction ends and the shares become "vested." Shares not vested are forfeited back to us if it becomes impossible to meet the condition for ending the restriction. Restricted stock grants offer the opportunity to obtain shares of our common stock without payment to us, provided the condition to ending the restriction is met. We award restricted stock grants because we believe that they aid in retaining our key executives, who are positioned to benefit from an increase in share value.

Retirement Benefits

We have designed our Supplemental Executive Retirement Plan, or "SERP", to provide a limited number of our key management and other key associates with supplemental retirement and death benefits. Each of our Named Officers is a participant in the SERP.  Participants in the SERP are selected by our Compensation Committee based upon recommendations from our Chief Executive Officer.  We believe that this benefit incentivizes key associates to remain with us on a career-long basis and engenders loyalty to our Company.

Benefits available under the SERP vary depending upon when and how a participant terminates employment with us. If a participant retires on his normal retirement date (65 years old, 20 years of service, and five years of participation in the SERP), his or her normal retirement benefit under the SERP would be annual payments equal to 40% of his or her average base compensation -- using compensation from the highest five consecutive calendar years of SERP participation -- payable in monthly installments for the remainder of his or her life. If a participant retires early (55 years old, 20 years of service, and five years of participation in the SERP), his or her early retirement benefit would be an amount (i) calculated as if his or her early retirement date were in fact such participant's normal retirement date, (ii) multiplied by a fraction, the numerator being the actual years of service the participant has with us and the denominator being the years of service the participant would have had if he or she had retired at his or her normal retirement date, and (iii) actuarially reduced to reflect the early retirement date. If a participant dies prior to receiving 120 monthly payments under the SERP, his or her beneficiary is entitled to continue receiving benefits for the shorter of (i) the time necessary to complete 120 monthly payments or (ii) 60 months. If a participant dies while employed by us, his or her beneficiary will receive, as a survivor benefit, an annual amount equal to (i) 100% of the participant's annual base salary at the date of death for one year, and (ii) 50% of the participant's annual base salary at the date of death for each of the following four years, each payable in monthly installments. Our SERP also provides for disability benefits, and a forfeiture of benefits if a participant terminates employment for reasons other than those contemplated under the SERP.

In the event of a "change in control" (as defined in the SERP), each participant who is employed by us at the time of the change in control will be entitled to a normal retirement benefit commencing immediately following termination of employment (or in the case of certain participants who are "specified employees" for purposes of Section 409A of the Code (discussed below), six months after termination of employment).  The normal retirement benefit payable under these circumstances will be the actuarial equivalent of the benefit that would commence upon the date that the participant would have attained his or her normal retirement date if he or she had not terminated employment.  Further, each participant's average base compensation will be deemed to be equal to his or her annual base compensation in effect prior to the change in control.  If we have established a trust to accumulate assets from which to pay SERP benefits, then we will fully fund the trust in connection with a change in control in order to ensure that there will be sufficient assets set aside to pay all SERP benefits.  A "change in control" for purposes of the SERP includes a merger or consolidation with another corporation whereby our shareholders do not own a majority of the surviving or successor entity, an acquisition of 50% or more of our voting securities by one person or a group of persons acting together, a sale of all or substantially all of our assets to any person, our dissolution or liquidation or if the members of our incumbent Board of Directors (or their successors, if approved by them) cease for any reason to constitute at least two-thirds of the members of our Board.

As of December 31, 2016, Mr. Dunn was eligible for normal retirement under the SERP.  Had he retired on December 31, 2016, Mr. Dunn would have been eligible for a monthly benefit under the SERP in the amount of $7,500 payable for life.  As of December 31, 2016, Mr. Bernstein and Mr. Cheung were eligible for early retirement under the SERP.  Had each retired on December 31, 2016, Mr. Bernstein would have been eligible for a monthly benefit under the SERP in the amount of $9,000 payable for life and Mr. Cheung would have been eligible for a monthly benefit under the SERP in the amount of $4,747 payable for life. Had each of our Named Officers terminated employment on December 31, 2016 in connection with a change in control, they would have been entitled under the SERP to a monthly benefit for life as follows:  Mr. Bernstein, $9,474; Mr. Dunn, $7,500; Mr. Ackerman, $5,359; Mr. Cheung, $5,779; and Mr. Bittner, $4,137.  The present value of those change in control benefits for the Named Officers, using the actuarial assumptions used for our financial reporting purposes, would be as follows:  Mr. Bernstein, $1,658,909; Mr. Dunn, $1,058,572; Mr. Ackerman, $1,104,046; Mr. Cheung, $1,074,397; and Mr. Bittner, $942,773.

Other Non-Performance Benefit Plans
Our Named Officers are eligible to participate, as are all our associates who meet service requirements under the several plans, in the following types of non-performance benefit plans:

Our associates, including our Named Officers, are entitled to participate in either our domestic 401(k) plan or our Far East Retirement Plan.

•
Pursuant to our domestic 401(k) plan, we make matching contributions of pre-tax elective deferral contributions made by associates. During 2014, 2015 and 2016, the Company matched 100% of the first 1% of compensation contributed by participants and 50% of the next 5% of compensation contributed by participants.  Compensation of participants in excess of statutory limits for tax-qualified plans ($265,000 in 2016) is disregarded for purposes of determining contributions by participants and matching contributions. Matching contributions during 2016 were made in cash and invested at the direction of participants among various investment funds offered under the plan, none of which included Company stock.  Effective for matching contributions made for years after 2016, the domestic 401(k) plan provides for matching contributions to be invested in shares of our Class A Common Stock, though participants who have three or more years of service will be able to divest their Class A Common Stock and reinvest in other investment alternatives offered under the plan.  The trustees of the domestic 401(k) plan adopted a "10b5-1 plan," in accordance with guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to make open market purchase of shares of our Class A Common Stock with such matching contributions.  For years prior to 2012, our matching contributions under the domestic 401(k) plan were made in shares of our Class B Common Stock.

•
The Far East Retirement Plan is a defined contribution mandatory provident fund arrangement established pursuant to Hong Kong law.  Subject to certain minimum and maximum levels under Hong Kong law, five percent of a participant's salary must be contributed to the Far East Retirement Plan.  We match amounts contributed to the Far East Retirement Plan.  Our current match equals 7% of an associate's base salary.  Under the Far East Retirement Plan, our matching amounts are currently made partly in shares of our Class B Common Stock - approximately 10% of our contribution - and partly in cash - approximately 90% of our contribution.  Mr. Cheung is the only Named Officer who participates in the Far East Retirement Plan.

•
We maintain medical and dental health insurance plans for our associates on a non-discriminatory basis.  Except for union associates covered by union programs, associates in the U.S. contribute approximately 20% of the premiums related to our medical and dental insurance plans.  We also provide life insurance for all U.S. associates.

We believe that the insurance plans we offer are important components of our comprehensive benefit package, which should induce associates to remain with us. We believe that our domestic 401(k) plan and our Far East Retirement Plan induce our associates to save for future retirement needs, and we encourage this by matching individual plan contributions, as described above, by participating associates.

Perquisites

In 2016, we provided our Chief Executive Officer with a housing allowance for six weeks in San Diego, California.  Mr. Bernstein's presence in San Diego enables him to be more proximate to our largest customers, major design centers and our marketing and sales groups.  We also provide him with an automobile in New Jersey that we maintain for his use throughout the year.  We also pay an automobile allowance to our other Named Officers.  Other than these benefits, the perquisites to our Named Officers are nominal.

Severance

The Company has a written severance pay plan that applies to all of our full-time, non-union U.S. associates. Under the plan, which was amended and restated during 2016, a covered associate is generally eligible for severance benefits if his or her employment is involuntarily terminated without cause. Prior to its amendment and restatement, the plan provided severance only in connection with a termination of employment incident to certain changes in control of the Company.  Severance pay is payable in a lump sum and is based on an eligible associate's years of service, including in certain cases years of service with an entity acquired by the Company.  Severance is subject to the individual's execution of a release agreement.  Severance is equal to two weeks of base pay for each year of service, with a minimum of four weeks' and a maximum of 52 weeks' severance. An eligible employee is also eligible for Company-paid health coverage for one month.

If our Named Officers had been involuntarily terminated without cause as of December 31, 2016, they would have been entitled to receive the following severance pay under the plan:

Daniel Bernstein	$400,000
Colin Dunn	$310,000
Dennis Ackerman	$300,000
Raymond Cheung	$250,000
Peter Bittner III	$200,000

Notwithstanding the foregoing, if applicable law requires the payment of severance amounts in excess of the amounts set forth in the severance pay plan, then the affected employees would be paid the amounts required by applicable law in lieu of the amounts set forth in the severance pay plan.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly-held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee.  Certain performance-based compensation that has been approved by our shareholders is not subject to this limitation.  As a result, stock options granted under our 2011 Equity Compensation Program and our prior stock option plans are not subject to the limitations of Section 162(m).  However, restricted stock awards granted under our 2011 Equity Compensation Program, or previously under our 2002 Equity Compensation Program, generally will not be treated as performance-based compensation.  Also, since we retain discretion over any bonuses we may grant, those bonuses also will not qualify for the exemption for performance-based compensation.  We consider the impact of Section 162(m) on our executive compensation, but will authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our shareholders.

Summary of Cash and Certain Other Compensation

The following table sets forth, for the years ended December 31, 2016, 2015 and 2014, a summary of the compensation earned by our Chief Executive Officer, Vice President of Finance and our three other executive officers serving at December 31, 2016 with total compensation in excess of $100,000.  In this proxy statement, we refer to these executive officers as the "Named Officers".  Mr. Bittner became a Named Officer during 2015 and, in accordance with Securities and Exchange Commission rules, his compensation for years prior to 2015 is not shown in the following table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Daniel Bernstein, President and Chief Executive Officer	2016 2015 2014	400,000 400,000 300,000	323,077 184,615 184,615	349,200 - -	67,973 78,822 439,551	20,545 21,385 23,146	1,160,795 684,822 947,312
Colin Dunn(1), Vice President, Treasurer and Secretary	2016 2015 2014	310,000 310,000 225,000	250,385 143,077 138,462	- - -	(48,261) (59,799) 182,326	19,775 12,075 11,611	531,899 405,353 557,399
Dennis Ackerman, President of Bel Power Solutions	2016 2015 2014	300,000 300,000 215,000	242,308 138,462 132,308	291,000 - -	47,162 20,310 212,771	19,775 12,075 9,821	900,245 470,847 569,900
Raymond Cheung, Vice President Asia Operations	2016 2015 2014	250,000 250,000 200,000	201,923 115,385 123,077	291,000 - -	53,517 33,842 243,925	22,956 22,335 22,919	819,396 421,562 589,921
Peter Bittner III, President of Bel Connectivity Solutions	2016 2015	200,000 200,000	161,539 92,308	171,100 -	40,803 20,735	18,255 9,000	591,697 322,043

(1)	As announced on February 17, 2017, Mr. Dunn will be retiring effective at the 2017 Annual Meeting of Shareholders on May 23, 2017 and Mr. Craig Brosious will be assuming his role as of that same date.

We accrued the bonuses set forth in the table above for 2016, 2015 and 2014 in our consolidated statements of operations for the years ended December 31, 2016, 2015 and 2014, respectively, but such bonuses were not paid until the following year.

In the table above, when we refer to changes in pension values, we are referring to the aggregate change in the present value of the Named Officer's accumulated benefit under our SERP from the measurement date used for preparing our 2015 year-end financial statements to the measurement date used for preparing our 2016 year-end financial statements.

In the table above, when we refer to amounts under Stock Awards, we are referring to the aggregate grant date fair value in accordance with FASB ASC Topic 718.  The stock awards cover the following shares and vest as follows:

•
Mr. Bernstein was granted 12,000 restricted shares of Class B Common Stock on November 15, 2016.  These restricted shares vest as follows:  3,000 shares vest as of November 15, 2019; 3,000 shares vest as of November 15, 2020; 3,000 shares vest as of November 15, 2021; and 3,000 shares vest as of November 15, 2022.

•
Mr. Ackerman was granted 10,000 restricted shares of Class B Common Stock on November 15, 2016.  These restricted shares vest as follows:  2,500 shares vest as of November 15, 2019; 2,500 shares vest as of November 15, 2020; 2,500 shares vest as of November 15, 2021; and 2,500 shares vest as of November 15, 2022.

•
Mr. Cheung was granted 10,000 restricted shares of Class B Common Stock on November 15, 2016.  These restricted shares vest as follows:  2,500 shares vest as of November 15, 2019; 2,500 shares vest as of November 15, 2020; 2,500 shares vest as of November 15, 2021; and 2,500 shares vest as of November 15, 2022.

•
Mr. Bittner was granted 10,000 restricted shares of Class B Common Stock on May 17, 2016.  These restricted shares vest as follows:  2,500 shares vest as of May 17, 2018; 2,500 shares vest as of May 17, 2019; 2,500 shares vest as of May 17, 2020; and 2,500 shares vest as of May 17, 2021.

In the table above, "all other compensation" for 2016 consists of the following:

•
for Mr. Bernstein: (i) an employer matching contribution made to his 401(k) account of $9,275, (ii) $2,520 in dividends that we paid with respect to the restricted shares noted above, (iii) $3,500, the cost to us of providing Mr. Bernstein with an automobile in New Jersey and maintaining that automobile, and (iv) $5,250, the cost to us of providing Mr. Bernstein with living quarters for a six-week period while he worked from our facility in San Diego, California.

•
for Mr. Dunn: (i) an employer matching contribution made to his 401(k) account of $9,275, (ii) $2,100 in dividends that we paid with respect to the restricted shares noted above, and (iii) $8,400 related to automobile expenses.

•
for Mr. Ackerman: (i) an employer matching contribution made to his 401(k) account of $9,275, (ii) $2,100 in dividends that we paid with respect to the restricted shares noted above, and (iii) $8,400 related to automobile expenses.

•
for Mr. Cheung: (i) a contribution to his Far East Retirement Plan account of $17,500, an amount in excess of Mr. Cheung's 2016 pre-tax elective deferral contributions (included under "Salary"), (ii) $1,260 in dividends that we paid with respect to the restricted shares noted above and (iii) $4,196 related to automobile expenses.

•
for Mr. Bittner: (i) an employer matching contribution made to his 401(k) account of $7,825, (ii) $2,030 in dividends that we paid with respect to the restricted shares noted above, and (iii) $8,400 related to automobile expenses.

Restricted Stock Awards

We are authorized to grant restricted stock awards under our 2011 Equity Compensation Program.  Prior to its expiration date on April 4, 2012, we were also authorized to grant restricted stock awards under our 2002 Equity Compensation Program. Participants have the right to vote (if applicable) and receive dividends on their restricted shares. Restrictions lapse in 25% increments commencing two years (or in the case of the November 2016 grants noted below, three years) after the grant date. The table below provides information with respect to restricted stock awards granted to our Named Officers during 2016.

Stock Awards Granted During 2016

Name (a)	Grant Date (b)	Number of Shares or Units of Stock (#) (i)	Grant Date Fair Value of Stock Awards ($) (l)
Daniel Bernstein	11/15/16	12,000	349,200
Dennis Ackerman	11/15/16	10,000	291,000
Raymond Cheung	11/15/16	10,000	291,000
Peter Bittner III	5/17/16	10,000	171,100

The following table sets forth, for each of the Named Officers, information regarding stock awards outstanding at December 31, 2016.  Each of the stock awards referred to in the table below were granted pursuant to our 2011 Equity Compensation Program. The vesting dates applicable to each stock award are set forth in footnotes that follow the columnar explanations below the table. None of our Named Officers had any stock options outstanding as of December 31, 2016.

Stock Awards Outstanding at December 31, 2016

Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (b)	Market Value of Shares or Units of Stock That Have Not Vested ($) (c)
Daniel Bernstein	18,000	556,200
Colin Dunn	5,000	154,500
Dennis Ackerman	15,000	463,500
Raymond Cheung	13,000	401,700
Peter Bittner III	11,500	355,350

In the table above, we are disclosing:

•	in column (b), the number of shares of our Class B Common Stock covered by stock awards granted under our 2011 Equity Compensation Programs that were not vested or earned as of December 31, 2016; and

•	in column (c), the aggregate market value or payout value as of December 31, 2016 of the stock awards referenced in column (b).

In the table above, the vesting dates for the Named Officers' stock awards are as follows:

•
As of December 31, 2016, Mr. Bernstein had 18,000 restricted shares of Class B Common Stock, vesting as follows:  3,000 shares vest as of November 4, 2017; 3,000 shares vest as of November 4, 2018; 3,000 shares vest as of November 15, 2019; 3,000 shares vest as of November 15, 2020; 3,000 shares vest as of November 15, 2021; and 3,000 shares vest as of November 15, 2022.

•	As of December 31, 2016, Mr. Dunn had 5,000 restricted shares of Class B Common Stock, vesting as follows: 2,500 shares vest as of November 4, 2017; and 2,500 shares vest as of November 4, 2018.

•
As of December 31, 2016, Mr. Ackerman had 15,000 restricted shares of Class B Common Stock, vesting as follows:  2,500 shares vest as of November 4, 2017; 2,500 shares vest as of November 4, 2018; 2,500 shares vest as of November 15, 2019; 2,500 shares vest as of November 15, 2020; 2,500 shares vest as of November 15, 2021; and 2,500 shares vest as of November 15, 2022.

•
As of December 31, 2016, Mr. Cheung had 13,000 restricted shares of Class B Common Stock, vesting as follows:  1,500 shares vest as of November 4, 2017; 1,500 shares vest as of November 4, 2018; 2,500 shares vest as of November 15, 2019; 2,500 shares vest as of November 15, 2020; 2,500 shares vest as of November 15, 2021; and 2,500 shares vest as of November 15, 2022.

•
As of December 31, 2016, Mr. Bittner had 11,500 restricted shares of Class B Common Stock vesting as follows:  1,500 shares vest as of May 16, 2017; 2,500 shares vest as of May 17, 2018; 2,500 shares vest as of May 17, 2019; 2,500 shares vest as of May 17, 2020; and 2,500 shares vest as of May 17, 2021.

In calculating market values in the table above, we have multiplied the closing market price of our Class B Common Stock on the last trading day in 2016 of $30.90 by the applicable number of shares of Class B Common Stock underlying the Named Officers' unvested stock awards.

The following table sets forth, for each of the Named Officers, information regarding stock awards that vested during 2016.  The "value realized on vesting" represents the number of shares of Class B Common Stock set forth in column (d) multiplied by the market price of our Class B Common Stock on the date on which the Named Officer's stock award vested.

Stock Awards Vested During 2016

Name (a)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Daniel Bernstein	3,000	76,500
Colin Dunn	2,500	63,750
Dennis Ackerman	2,500	63,750
Raymond Cheung	1,500	38,250
Peter Bittner III	1,500	26,115

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 with respect to shares of Class A and Class B Common Stock that may be issued under our 2011 Equity Compensation Program which has been approved by the Company's shareholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders: 2011 Equity Compensation Program	Class A: 0 Class B: 0	Class A: $ 0 Class B: $ 0	Class A: 0 Class B: 599,800
Equity Compensation Plans Not Approved by Security Holders	-	-	-
TOTAL	Class A: 0 Class B: 0	Class A: $ 0 Class B: $ 0	Class A: 0 Class B: 599,800

Retirement Plan Benefits

The following table sets forth, for each of the Named Officers, information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Officer's retirement. The following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Daniel Bernstein	Supplemental Executive Retirement Plan	38	1,478,461	0
Colin Dunn	Supplemental Executive Retirement Plan	25	993,649	0
Dennis Ackerman	Supplemental Executive Retirement Plan	30	577,299	0
Raymond Cheung	Supplemental Executive Retirement Plan	23	762,327	0
Peter Bittner III	Supplemental Executive Retirement Plan	20	233,906	0

In the table above:

•
we have determined the years of credited service based on the same measurement date that we used in preparing our audited financial statements for the year ended December 31, 2016; we refer to that date as the "Plan Measurement Date";

•
when we use the phrase "present value of accumulated benefit", we are referring to the actuarial present value of the Named Officer's accumulated benefits under our Supplemental Executive Retirement Plan, calculated as of the Plan Measurement Date; and

•
column (e) refers to the dollar amount of any payments and benefits actually paid or otherwise provided to the Named Officer during 2016 under the SERP.  For a description of the SERP, see "Compensation Discussion and Analysis - Compensation Elements - Retirement Benefits".

BOARD OF DIRECTORS

Director Compensation

The following table sets forth certain information regarding the compensation we paid to our directors, other than Daniel Bernstein, during 2016.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	All Other Compensation ($) (g)	Total ($) (j)
Howard B. Bernstein(1)	8,500	-	700	9,200
Avi Eden	25,500	-	31,260	56,760
Peter Gilbert	39,500	-	1,260	40,760
John S. Johnson(1)	15,250	-	700	15,950
Robert H. Simandl	25,500	-	28,260	53,760
John F. Tweedy	40,500	-	1,260	41,760
Mark B. Segall	25,500	68,440	980	94,920
Norman Yeung	24,500	-	1,050	25,550
Eric Nowling	35,500	-	1,050	36,550
Vincent Vellucci(2)	4,000	116,400	25,000	145,400

(1)	Mr. Bernstein and Mr. Johnson both retired from the Board of Directors effective May 17, 2016. Howard Bernstein died in March 2017.
(2)	Mr. Vellucci was appointed to the Board of Directors effective October 26, 2016.

With respect to compensation of our non-employee directors:
•
When we refer to "Fees Earned or Paid in Cash", we are referring to all cash fees that we paid or were accrued in 2016, including annual retainer fees, committee fees and meeting fees; prior to July 26, 2016, our non-employee directors received an annual retainer of $15,000, plus $1,000 for each Board meeting they attended in person and $750 for each non-audit or non-succession committee meeting they attended in person.  Effective July 26, 2016, our non-employee directors received an annual retainer of $24,000, plus $1,500 for each Board meeting they attended in person and $1,000 for each non-audit or non-succession committee meeting they attended in person.  For the full year of 2016, Audit Committee members received $2,500 for each meeting they attended in person and Succession Committee members received $1,250 for each meeting they attended in person.

•
When we refer to amounts under "Stock Awards", we are referring to the aggregate grant date fair value in accordance with FASB ASC Topic 718.  Mr. Segall was granted 4,000 shares of restricted stock on May 17, 2016 and Mr. Vellucci was granted 4,000 shares of restricted stock on November 15, 2016.  Such shares of restricted stock vest as described below.

•
At December 31, 2016, our directors as of such date (other than Daniel Bernstein) owned the following number of shares of restricted stock, which vest as described below:  Mr. Eden, Mr. Gilbert, Mr. Simandl and Mr. Tweedy each owned a total of 4,000 shares, of which 1,000 shares vest on May 19, 2017, 1,000 shares vest on May 19, 2018, 1,000 shares vest on May 19, 2019 and 1,000 shares vest on May 19, 2020;  Mr. Segall owned a total of 5,000 shares, of which 1,000 shares vest on May 16, 2017, 1,000 shares vest on May 17, 2018, 1,000 shares vest on May 17, 2019, 1,000 shares vest on May 17, 2020 and 1,000 shares vest on May 17, 2021; Mr. Yeung and Mr. Nowling each owned a total of 3,000 shares, of which 1,000 shares vest on July 29, 2017, 1,000 shares vest on July 29, 2018 and 1,000 shares vest on July 29, 2019;  and Mr. Vellucci owned a total of 4,000 shares, of which 1,000 shares vest on November 15, 2018, 1,000 shares vest on November 15, 2019, 1,000 shares vest on November 15, 2020 and 1,000 shares vest on November 15, 2021.

•	"All other compensation" consists of the following:

▪ For Avi Eden:  consulting fees paid to Mr. Eden with respect to advice rendered regarding corporate development issues during 2016 in the amount of
$30,000, and dividends on his shares of restricted stock in the amount of $1,260.

▪ For Robert H. Simandl:  fees paid to Mr. Simandl's law firm for services rendered and disbursements incurred on our behalf during 2016 in the amount of
$27,000, and dividends on his shares of restricted stock in the amount of $1,260.

▪ For each of Mr. Gilbert and Mr. Tweedy:  dividends on his shares of restricted stock in the amount of $1,260.

▪ For each of Mr. Nowling and Mr. Yeung:  dividends on his shares of restricted stock in the amount of $1,050.

▪ For Mr. Segall:  dividends on his shares of restricted stock in the amount of $980.

▪ For each of former directors Mr. Bernstein and Mr. Johnson:  dividends on his shares of restricted stock in the amount of $700.

▪ For Mr. Vellucci:  consulting fees paid to Mr. Vellucci in the amount of $25,000 pursuant to a consulting agreement which terminated when he was appointed a director of the Company.

In 2016, directors who were executive officers of the Company did not receive directors' fees.  In 2016, directors of the Company's foreign subsidiaries did not receive a retainer or meeting fees.

The Board of Directors; Committees of the Board

Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors.  NASDAQ has adopted amendments to its definition of independence.  Additional requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee.  As noted below, the Board has determined that the members of the Audit Committee satisfy all such definitions of independence.  The Board has also determined that the following members of the Board satisfy the NASDAQ definition of independence: Peter Gilbert, John F. Tweedy, Mark B. Segall, Robert Simandl, Avi Eden, Norman Yeung, Eric Nowling and Vincent Vellucci. The Board concluded that while Mr. Simandl is compensated for certain legal services that he provides to the Company and Mr. Eden is compensated for certain business development consulting services that he provides to the Company, the fees paid to these individuals in 2016 ($30,000 to Mr. Eden and $27,000 to Mr. Simandl) were not of a magnitude that such fees would impair Mr. Simandl's or Mr. Eden's independence. In considering the independence of Mr. Simandl and Mr. Eden, the Board also took note of the willingness of these individuals to express their views without concern for economic repercussions.  Mr. Vellucci's consulting agreement with the Company terminated when he was appointed as a director, and he no longer receives any consulting fees from the Company.

The Company's Board of Directors meets quarterly throughout the year.  During 2016, the Board held four meetings.

Bel's Board has an Executive Committee, a Compensation Committee, an Audit Committee, a Nominating Committee and a Succession Committee.  The Executive Committee is composed of Daniel Bernstein, Robert H. Simandl and John F. Tweedy; the Audit Committee is composed of Peter Gilbert, Eric Nowling and John F. Tweedy; the Nominating Committee is composed of Robert H. Simandl and John F. Tweedy; the Succession Committee is composed of Peter Gilbert and John F. Tweedy; and the Compensation Committee is composed of Peter Gilbert and Mark Segall.

The function of the Executive Committee is to act in the place of the Board when the Board cannot be convened.

The Compensation Committee is charged with the responsibility of administering the Company's employee benefit plans, reviews the compensation of Bel's executive officers and establishes general compensation policies.

The Audit Committee reviews significant audit and accounting principles, policies and practices, and meets with the Company's independent auditors.  The Board of Directors has determined that Eric Nowling constitutes an "audit committee financial expert", as such term is defined by the Securities and Exchange Commission ("SEC"). As noted above, Mr. Nowling -- as well as the other members of the Audit Committee -- have been determined to be "independent" within the meaning of SEC and NASDAQ regulations.

The Nominating Committee is responsible for nominating candidates for election to the Company's Board of Directors.

The Board has a Succession Committee, comprised of Peter Gilbert and John F. Tweedy, whose purpose is to develop a succession plan for Bel's senior executives. The committee implemented a plan to identify and prepare individuals for positions and responsibilities they would need to assume either in the case of an emergency or under an orderly transition. The Succession Committee has identified and presented to the Board current members of Bel's management team that have the qualifications to fill the position of Chief Executive Officer. These candidates will be working with the current Chief Executive Officer, as well as other members of the Board, to become knowledgeable about all aspects of the position. The committee has also made recommendations with regard to the configuration of the Board in the event the current Chief Executive Officer is no longer able to hold his position on the Board.

During 2016, the Executive Committee held no meetings, the Audit Committee held eight meetings, the Compensation Committee held one meeting, the Nominating Committee held one meeting and the Succession Committee held four meetings.  Each Director attended at least 75% of the aggregate of the Board and committee meetings on which he served in 2016.

For a description of services provided to the Company by Robert H. Simandl and Avi Eden during 2016, see "Transactions with Related Parties."

Board Leadership Structure and Role in Risk Oversight

Our President, Daniel Bernstein, also serves as Chief Executive Officer of the Company. Additionally, Peter Gilbert serves as the independent Lead Director. Among other things, the Lead Director convenes and chairs regular and special executive sessions of the independent directors and serves as liaison between the independent directors and our President/Chief Executive Officer. We believe that our leadership structure allows the Board to have better control of the direction of management, while still retaining independent oversight.

The Board's role in our risk oversight process includes receiving regular reports from members of management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic risks. The full Board or the appropriate committee receives these reports from management to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Nominating Committee Matters

Nominating Committee Charter. The Board has adopted a Nominating Committee charter to govern its Nominating Committee.  A copy of the charter is set forth on the Company's website, www.belfuse.com, under the Investor Information tab.

Independence of Nominating Committee Members.  All members of the Nominating Committee of the Board of Directors have been determined to be "independent directors" pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers' Marketplace Rules.

Procedures for Considering Nominations Made by Shareholders.  The Nominating Committee's charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than candidates who have previously served on the Board or who are recommended by the Board.  The charter states that a nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.  The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above.  The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director:  (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications. The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess.  Each nominee:

•	must satisfy any legal requirements applicable to members of the Board;

•	must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

•	must have a reputation for honesty and ethical conduct;

•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public company; and

•
must have experience, either as a member of the board of directors of another public or private company or in another capacity, that demonstrates the nominee's capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board. Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders.  The Nominating Committee's charter provides that there will be no differences in the manner in which the Nominating Committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board.  The evaluation process for individuals other than existing Board members will include:

•	a review of the information provided to the Nominating Committee by the proponent;

•	a review of reference letters from at least two sources determined to be reputable by the Nominating Committee; and

•	a personal interview of the candidate, together with a review of such other information as the Nominating Committee shall determine to be relevant.

Third-Party Recommendations. In connection with the 2017 Annual Meeting, the Nominating Committee did not receive any nominations from any shareholder or group of shareholders which owned more than 5% of the Company's Class A Common Stock or Class B Common Stock for at least one year.

Audit Committee Matters

Audit Committee Charter.  The Audit Committee performed its duties during 2016 under a written charter approved by the Board of Directors.  A copy of the charter is set forth on the Company's website, www.belfuse.com, under the Investors & Governance tab.

Independence of Audit Committee Members. The Class A and Class B Common Stock are listed on the NASDAQ Global Select Market and the Company is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be "independent directors" pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers' Marketplace Rules and under the SEC's Rule 10A-3.

Audit Committee Report. In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2016:

(1)	the Audit Committee reviewed and discussed the audited financial statements with the Company's management;

(2)
the Audit Committee discussed with the Company's independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T;

(3)
the Audit Committee received the written disclosures and the letter from the Company's independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the Audit Committee concerning independence, and discussed with the Company's independent accountants their independence; and

(4)	based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2016 Annual Report on Form 10-K.

By:   The Audit Committee of the Board of Directors
Peter Gilbert
Eric Nowling
John F. Tweedy

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information provided under the caption "Compensation Discussion and Analysis" set forth above.  Based on that review and those discussions, the Compensation Committee recommended to our Board that such "Compensation Discussion and Analysis" be included in this proxy statement.

By:   The Compensation Committee of the Board of Directors
Peter Gilbert
Mark Segall

Transactions with Related Parties

Mr. Simandl, a director of the Company, served as the Company's Secretary through May 2003.  Mr. Simandl and his predecessor firms have served as general counsel to the Company for more than the past five years.  Fees received by Mr. Simandl's firm from the Company during 2016 are disclosed in the Director Compensation table.

Mr. Eden, a director of the Company, served as a special consultant to the Company on matters related to acquisitions during 2016.  Fees received by Mr. Eden from the Company during 2016 are disclosed in the Director Compensation table.  The Company expects Mr. Eden to continue in this role in 2017.

The Audit Committee of the Board of Directors monitors the Company's related party transactions and must approve in advance any new related party transactions.  On a quarterly basis, the Audit Committee makes inquiry of management's Disclosure Committee to determine whether any of the members of that committee are aware of any new related party transactions. Management's Disclosure Committee did not report any new related party transactions to the Audit Committee during 2016.

Other Compensation Committee Matters

Charter. Our Board of Directors has defined the duties of its Compensation Committee in a charter. A copy of the Compensation Committee's charter is included on the Company's website, www.belfuse.com, under the Investor Information tab.

Authority, Processes and Procedures.  Our Compensation Committee is responsible for administering our employee benefit plans, for establishing the compensation of our Chief Executive Officer and for determining the compensation of our other executive officers.  Our Compensation Committee also establishes policies and monitors compensation for our associates in general.  While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of associates in general, the Compensation Committee retains overall supervisory responsibility for associate compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from our Chief Executive Officer regarding issues relevant to determinations made by the Compensation Committee. Our Chief Executive Officer participates in Compensation Committee deliberations regarding the compensation of other executive officers, but does not participate in deliberations regarding his own compensation.

Consultants.  We typically do not involve consultants in establishing the compensation of our associates or directors, other than attorneys who assist us in the drafting of benefit plans and comparable arrangements.

Shareholder Communication with the Board

The Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board. Any such communication should be addressed to the Company's Secretary and should be sent to such individual c/o Bel Fuse Inc., 206 Van Vorst Street, Jersey City, New Jersey 07302. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Shareholders may also communicate with the Board by directing communications through the Corporate Secretary by following instructions on the Company's website. Under the procedures established by the Board, upon the receipt of such a communication, the Company's Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a shareholder.  Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

Board members are encouraged, but not required by any specific Board policy, to attend the Company's annual meeting of shareholders.  Six of the ten members of the Board attended the Company's 2016 annual meeting of shareholders.

PROPOSAL 2

RATIFICATION OF THE DESIGNATION OF DELOITTE & TOUCHE LLP TO AUDIT BEL'S BOOKS AND ACCOUNTS FOR 2017

The Audit Committee has selected Deloitte & Touche LLP to audit Bel's books and accounts for the year ending December 31, 2017 and will offer a resolution at the meeting for shareholders to ratify the designation. Although shareholder ratification is not required, the designation of Deloitte & Touche LLP is being submitted for ratification at the 2017 Annual Meeting of Shareholders because it is perceived to be a matter of good corporate governance practice to submit this issue for ratification by shareholders. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of Bel's independent registered public accounting firm.

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors has approved the compensation of our Named Officers as described in this proxy statement under "Compensation Discussion and Analysis" and "Executive Compensation". The Board has decided, consistent with the vote of our shareholders at the 2011 Annual Meeting, to hold a non-binding advisory vote, commonly known as a "Say-on-Pay" vote, on an annual basis.  This vote gives you the opportunity to express your views on our executive compensation.  Because your vote is advisory, it will not be binding upon the Compensation Committee.  However, the Compensation Committee will take the outcome of the vote into account when making future executive compensation decisions.

Our compensation program is designed to motivate our executive officers to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation is aligned with increasing the value of our common stock and promoting our key strategies, values and long term financial and operational objectives.

The Board of Directors believes that the compensation of our executive officers is appropriate and recommends a vote FOR the following advisory resolution:

"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

As described in Proposal No. 3 above, our shareholders are being provided the opportunity to cast an advisory vote to approve our executive compensation. The advisory vote on executive compensation described in Proposal No. 3 above is referred to as a "Say-on-Pay" vote.  This Proposal No. 4 affords you the opportunity to cast an advisory vote on how often we should include a Say-on-Pay vote in our proxy materials in the future, and is often referred to as a "Say-on-Frequency" vote. As indicated under Proposal No. 3, since 2011, we have held a non-binding Say-on-Pay vote annually.  We are required under applicable SEC rules to hold a Say-on-Frequency vote every six years.  Under this Proposal No. 4, shareholders may vote to have the Say-on-Pay vote every year, every two years or every three years.

As with Proposal No. 3, your vote on this Proposal No. 4 is advisory and, therefore, nonbinding.  However, we value your opinions, and we will consider the outcome of the Say-on-Frequency vote in making future determinations about the frequency of our Say-on-Pay votes.

We believe that Say-on-Pay votes should continue to be conducted every year so that shareholders may annually express their views on our executive compensation program. Our Compensation Committee, which administers our executive compensation program, values the opinions expressed by shareholders in these votes, and even though non-binding, will continue to consider the outcome of these votes in making its decisions on executive compensation.

The Board of Directors believes an advisory vote on our executive officer compensation should continue to occur annually and recommends a vote FOR the following resolution:

"RESOLVED, that future annual shareholders' advisory votes regarding the compensation paid to the Company's named executive officers is APPROVED."

OTHER MATTERS

Relationship With Independent Public Accountants

Deloitte & Touche LLP, independent certified public accountants, has been selected by the Board of Directors to audit and report on Bel's financial statements for the year ending December 31, 2017.

Deloitte & Touche LLP began auditing Bel in 1983. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he so desires.  The representative is expected to be available to respond to appropriate questions from shareholders.

Audit Fees and Related Matters

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee's charter, all audit and audit-related work and all non-audit work performed by the Company's independent accountants, Deloitte & Touche LLP, are approved in advance by the Audit Committee, including the proposed fees for such work.  The Audit Committee is informed of each service actually rendered.

Audit Fees.  Audit fees billed or expected to be billed to the Company by Deloitte & Touche LLP for the audit of the financial statements and audit of the effectiveness of our internal control over financial reporting included in the Company's Annual Reports on Form 10-K, and reviews of the financial statements, included in the Company's Quarterly Reports on Form 10-Q, for the years ended December 31, 2016 and 2015 totaled $3,307,119 and $3,161,057 respectively.

Audit-Related Fees.  For the years ended December 31, 2016 and 2015, the Company was not billed by Deloitte & Touche LLP for any audit-related services (defined as services which are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported under the caption "Audit Fees" above).

Tax Fees.  The Company was billed $641,405 and $549,985 by Deloitte Tax LLP (an affiliate of Deloitte & Touche LLP) for the years ended December 31, 2016 and 2015, respectively, for tax services, principally representing advice regarding the preparation of income tax returns and acquisition-related due diligence.

All Other Fees.  For the years ended December 31, 2016 and 2015, the Company was not billed by Deloitte & Touche LLP for services not covered in the three immediately preceding paragraphs.

Other Matters.  The Audit Committee of the Board of Directors has considered whether the provision of Audit-Related Fees, Tax Fees and All Other Fees are compatible with maintaining the independence of the Company's principal accountant.

Applicable law and regulations provide an exemption that permits certain services to be provided by the Company's outside auditors even if they are not pre-approved.  The Company has not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

Miscellaneous

At the time that this proxy statement was mailed to shareholders, management was not aware that any matter would be presented for action at the Annual Meeting other than the election of directors, the ratification of the designation of Deloitte & Touche LLP to audit Bel's books and accounts for 2017, approval, on an advisory basis, of our executive compensation, and a vote, on an advisory basis, on how often the Company will conduct an advisory vote on executive compensation.  If other matters properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect to those matters in accordance with the best judgment of the persons voting them.

By Order of the Board of Directors
Colin Dunn, Secretary

Dated: April 11, 2017

A copy of the Company's Annual Report for the year ended December 31, 2016, including financial statements, accompanies this proxy statement.  The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission, is available (excluding exhibits) without cost to shareholders upon written request made to Mr. Jerry Kimmel, Bel Fuse Inc., 206 Van Vorst Street, Jersey City, New Jersey 07302.

PROXY
BEL FUSE INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS,
MAY 23, 2017

The undersigned hereby appoints Robert H. Simandl and Colin Dunn, and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the annual meeting of the shareholders of the Company to be held on May 23, 2017, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned.  Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

(Continued, and to be marked, dated and signed, on the other side)

	FOR the nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for the nominees listed below				Please mark your votes like this	☒
Election of the Board’s nominees for Director for the terms described in the Proxy Statement. (The Board of Directors recommends a vote “FOR”.)	☐	☐		3. With respect to the approval, on an advisory basis, of the executive compensation of Bel's named executive officers as described in the proxy statement:	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:  1.  Avi Eden                       2.  Robert H. Simandl

3.  Norman Yeung             4.  Vincent Vellucci

INSTRUCTION: To withhold authority to vote for any individual nominee listed above, write the nominee’s name in the space provided below.
				4. With respect to the vote, on an advisory basis, on how often to conduct the advisory vote on executive compensation.	EVERY YEAR ☐	EVERY TWO YEARS ☐	EVERY THREE YEARS ☐	ABSTAIN ☐
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5. Upon all such other matters as may properly come before the meeting and/or any adjournment or adjournments thereof, as they in their discretion may determine. The Board of Directors is not aware of any such other matters.

2. With respect to the ratification of the designation of Deloitte and Touche LLP to audit Bel's books and accounts for 2017:	FOR ☐	AGAINST ☐	ABSTAIN ☐

UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED “FOR” THE BOARD’S NOMINEES, “FOR” PROPOSALS 2 AND 3 AND, WITH RESPECT TO PROPOSAL 4, FOR "EVERY YEAR".

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:
Signature __________________________________________ Signature _______________________________________________					Date ________________, 2017.
Please sign this proxy and return it promptly whether or not you expect to attend the meeting.  You may nevertheless vote in person if you attend.  Please sign exactly as name appears hereon.  Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc.  For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.